SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form 11-K

(Mark One)

[X] ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [FEE REQUIRED] FOR THE FISCAL YEAR ENDED DECEMBER 31, 1995 OR

[ ] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED] for the transition period from _______________ to _______________


Commission file number  333-12551

          A. Full title of the plan and the address of the plan, if different from that of the issuer named below:

                     HOME PROPERTIES RETIREMENT SAVINGS PLAN
                     ---------------------------------------

          B. Name of the issuer of the securities held pursuant to the plan and the address of its principal executive office:

                        HOME PROPERTIES OF NEW YORK, INC.
                               850 Clinton Square
                           Rochester, New York  14604
                              REQUIRED INFORMATION

The Home Properties Retirement Savings Plan (the "Plan") is subject to the Employee Retirement Security Income Act of 1974 ("ERISA"). Therefore, in lieu of the requirements of Items 1 - 3 of Form 11-K, the financial statements and schedules of the Plan for the two fiscal years ending December 31, 1995 and 1994, which have been prepared in accordance with the financial reporting requirements of ERISA, are filed herewith as Exhibit
99.1 and incorporated herein by reference.

                                    EXHIBITS

Exhibit
Number                           Description
- -------                          -----------

 99-1 Financial Statement and Schedules of the Plan for the two fiscal years ending December 31, 1995 and 1994

 99-2 Consent of Cortland L. Brovitz & Co., P.C., independent accountants

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized.


                                    HOME PROPERTIES RETIREMENT SAVINGS PLAN


Date:  September 23, 1996           By:  /s/ David P. Gardner
                                       ------------------------------------
                                    Name:  David P. Gardner
                                         ----------------------------------
                                    Title: Chairman of the Administrative
                                           Committee, the Administrator of
                                           the Plan
                                          ---------------------------------